EXHIBIT 11.1
AIRPORT SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARY
NET INCOME PER SHARE COMPUTATION



                                                                                                  THREE MONTHS ENDED
                                                                                                       JULY 31,
                                                                                              ----------------------------
                                                                                                 1996               1995
                                                                                              --------           ---------
                                                                                          (In thousands, except per share data)

          PRIMARY
- -----------------------------------------------
Net income applicable to common stockholders                                                       $135               $1
                                                                                                  =====            =====
Weighted average number of common
  shares outstanding during the periods                                                           2,228            2,190

Add - dilutive common equivalent shares
  (determined using the "treasury stock method")
  representing shares issuable upon the exercise
  of stock options                                                                                  172              206
                                                                                                  -----            -----
Weighted average number of shares used
   in calculation of primary net income per share                                                 2,400            2,396
                                                                                                  =====            =====

Net income per common share - primary                                                             $0.06            $0.00
                                                                                                  =====            =====
          FULLY DILUTED
- -----------------------------------------------

Net income applicable to common stockholders                                                       $135               $1
                                                                                                  =====            =====

Weighted average number of shares used in calculating
  primary net income per common share computation                                                 2,400            2,396

Add (deduct) incremental shares representing:
  Shares issuable upon exercise of stock options
    included in primary calculation above                                                          (172)            (206)

  Shares issuable upon exercise of stock options
    based on period-end market price                                                                172              207
                                                                                                  -----            -----
    Weighted average number of shares used in
      calculation or fully diluted net income per share                                           2,400            2,397
                                                                                                  =====            =====

Net income per common share - fully diluted                                                       $0.06            $0.00
                                                                                                  =====            =====